Exhibit 11(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference to our firm in the offering statement pursuant to Regulation A of MCI Income Fund VII, LLC and to the use of our report dated April 20, 2026 on the financial statements of MCI Development 1, LLC as of December 31, 2024 and 2025.

/s/ Lane Gorman Trubitt, LLC

Dallas, TX

June 25, 2026